AGREEMENT FOR THE PURCHASE AND SALE OF REAL ESTATE
THIS AGREEMENT FOR THE PURCHASE AND SALE OF REAL ESTATE (this “Agreement”) dated effective as of the 22nd day of March, 2019 (“Effective Date”), is entered into by and between NCS Industries, Inc., a Pennsylvania corporation (“Seller”), and David Chymiak LLC, an Oklahoma limited liability company (“Buyer”).
Upon approval of this instrument by Seller and the Buyer, a valid and binding contract of sale shall exist for the purchase and sale of the real property hereinafter described, subject to the following terms and conditions:
1. SALE.  Seller agrees to sell and convey, or cause to be sold and conveyed, by special warranty deed (the “Deed”) to Buyer, or to Buyer’s designee, and Buyer hereby agrees to purchase, or cause its designee to purchase, the real estate more particularly described in Exhibit A hereto attached (the “Property”), together with all buildings, fixtures and improvements thereon, including existing HVAC systems, interior and exterior lighting fixtures and electrical and plumbing systems and equipment, and all appurtenances thereunto appertaining.
2. PURCHASE PRICE.  The purchase price for the Property (the “Purchase Price”) shall be the sum of Seven Hundred Twenty Five Thousand and No/100ths Dollars ($725,000.00), payable as follows:
2.1	A portion of the Purchase Price equal to Five Hundred Eighty Thousand and No/100ths Dollars ($580,000.00) shall be paid in cash at Closing; and
2.2
The balance of the Purchase Price equal to One Hundred Forty Five Thousand and No/100ths Dollars ($145,000.00) shall be paid in a lump sum, along with interest at the rate of 6.25%, on the date which is the earlier of (i) six (6) months after the Closing Date or (ii) the closing of the transaction contemplated by that certain Stock Purchase Agreement dated as of December 26, 2018 (as may be amended from time to time) between ADDVantage Technologies Group, Inc. (as seller therein) and Leveling 8 Inc. (as buyer therein), pursuant to the terms of the promissory note described in Section 13.1(d) which promissory note shall be guaranteed by both (a) David Chymiak and (b) the David E. Chymiak Trust pursuant to the terms of the guaranty described in Section 13.1(e).

3. TITLE.
3.1
Title Commitment.  Seller shall make arrangements with Old Republic National Title Insurance Company, 1200 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania 19087 (the “Closing Agent” or the “Title Company”) to furnish Buyer, within ten (10) days after the Effective Date, with commitment for the issuance of an ALTA extended coverage owner’s policy of title insurance on the Property, issued by a title insurance company selected by, or acceptable to, Buyer in the amount of the Purchase Price, and describing the state of title to such Property with copies of instruments referenced in any requirements or exceptions to title.

3.2
UCC Searches.  Seller shall, within ten (10) days after the Effective Date, obtain and deliver to Buyer Uniform Commercial Code Search Certificates naming Seller, as Debtor, from the Pennsylvania Department of State (the “UCC Certificate”).

3.3
Title Examination.  Buyer shall have a period of ten (10) days from date on which it has received the Title Commitment and the UCC Certificate (collectively, referred to as the “Title Evidence”) in which to have such Title Evidence examined and to furnish Seller written notice of any objections to the requirements or title exceptions set forth in the Title Commitment (“Buyer’s Title Objections Notice”).

(a)
If Buyer fails to provide its required Title Objections Notice with respect to any title exception within the time allowed, then Buyer shall be deemed to have waived objection to such title exception.  Seller, upon receipt of Buyer’s Title Objection Notice, shall have ten (10) days, or such additional time as may be agreed to in writing by Seller and Buyer, in which to attempt to cure and satisfy all unwaived objections and deliver written notice to Buyer (“Seller’s Title Objections Response”) of Seller’s election either (i) to take such action as shall be required to cause the Title Company to remove Buyer’s objectionable items prior to the Closing or (ii) to refrain from removing one or more of such Buyer objectionable items.  Seller’s failure to deliver Seller’s Title Objections Response within the time allowed shall constitute an election by Seller not to cure Buyer’s objectionable items.

(b)
If Seller notifies Buyer that it elects to do anything other than unconditionally cure all of Buyer’s title objections, then, Buyer shall have the right either (i) to agree to accept the Property subject to any of Buyer’s objectionable items that will not be cured by Seller or (ii) to terminate this Agreement.

4. CONDITION OF PROPERTY, INSPECTION, AND DISCLAIMER.  Seller is not an expert regarding the condition of the Property, which is being sold on an “AS IS / WHERE IS” basis without representation, warranty or guarantee regarding its condition, or any part or element thereof.
4.1
Inspections.  Buyer shall have twenty (20) days from the Effective Date (the “Inspection Period”) to have such inspections, non-invasive assessments, tests and investigations performed by licensed professionals as Buyer shall deem necessary concerning the history and condition of the Property, including but not limited to (i) the flood, storm water run-off, storm sewer back-up and/or water risk attendant to the Property; (ii) the presence of environmental and health hazards including but not limited to mold, radon gas, asbestos, PCBs, hydrocarbons, lead-based paint, and chemicals; (iii) the soundness of foundation, structural components, and roof; (iv) the proper functioning of all mechanical, electrical and plumbing systems, fixtures and equipment including sewer and water supply, heating and cooling, electrical systems and wiring, built-in appliances, sprinkler systems, and security systems; and (v) the presence of, or evidence of damage by, termites or any other wood destroying organisms.  In addition, Buyer may have the Property inspected during the Inspection Period for the purpose of obtaining hazard insurance acceptable to Buyer and may inspect the physical and legal characteristics of the Property, including all applicable zoning and building restrictions, to determine that the Property is suitable and available for Buyer’s intended use thereof.

(a)	Buyer shall use all due and reasonable care in conducting in inspections, assessments, investigations and tests of or on the Property.

(b)	Buyer shall not permit any mechanic’s or other liens to arise against any of the Property by reason of such inspections, assessments, investigations and/or tests.
(c)
Buyer shall (i) indemnify Seller from any and all claims for damage to the Property, or persons or personal property thereon, by reason of any such inspections, assessments, tests and investigations conducted thereon by or for Buyer, and (ii) promptly pay any and all claims, liabilities, losses, expenses (including, without limitation, reasonable attorney fees), damages, including, without limitation, claims for injury to person or property, arising out of or relating to any such inspections, assessments, tests and/or investigations, or by reason of the acts or omissions of Buyer, its agents or employees in connection therewith.

4.2
Documents to be Provided by Seller.  Within five (5) days after the Effective Date, Seller shall provide Buyer with copies of the following documents for Buyer’s review, to the extent Seller is aware of such documents and they are in Seller’s possession or subject to its control:

(a)	any existing written lease or sublease agreements with respect to the Property, or any portion thereof;
(b)	all subsisting service contracts with vendors and service providers relating in any respect to the Property;
(c)	any surveys of the Property previously obtained by Seller;
(d)	any title opinions, title insurance policies and title commitments for the benefit of Seller with respect to the Property; and
(e)
all existing inspection and/or property condition reports in Seller’s possession relative to the Property, including, without limitation, prior environmental assessments, soil analyses, structural evaluations and engineering studies.

4.3
Rescission.  If Buyer has any objection to the condition of the Property or its suitability for Buyer’s intended use based upon facts revealed in inspections obtained and due diligence conducted pursuant to Section 4.1 hereof, or if Buyer has any objection to the circumstances and conditions revealed by its review of the items provided pursuant to Section 4.2 hereof, Buyer shall have the right to rescind, cancel and terminate this Agreement by delivering to Seller not later than twenty-four (24) hours after the expiration of the Inspection Period:  (i) written notice of any matters revealed by such inspections, assessments or analyses that render the Property unsatisfactory to Buyer or unsuitable in its then current condition for Buyer’s intended use, and (ii) a copy of any and all written inspection reports, site assessments, analyses and other information obtained by Buyer concerning the Property pursuant to Buyer’s rights of inspection under Section 4.1 hereof; whereupon, this Agreement shall be null and void.

4.4	Waiver. If Buyer fails to exercise its rights of inspection and review under Sections 4.1 or 4.2 or if, having exercised such rights, Buyer fails to deliver to Seller timely written notice of rescission pursuant to Section 4.3 hereof, Buyer shall be deemed to have accepted the Property in the condition existing at the close of the Inspection Period, and Buyer shall proceed to Closing or be subject to the breach and failure to close provisions of Section 14.1 hereof.

5. CLOSING.  The sale and purchase of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of the Closing Agent on a date mutually acceptable to the parties (the “Closing Date”) within ten (10) days after the expiration of the Inspection Period, or as soon thereafter as is possible in the event other review periods or other contingencies described herein have not been then concluded, but not later than April 15, 2019.  At or prior to Closing, Seller shall deliver to Buyer, or its designee, a duly executed and acknowledged Deed conveying title to the Property to Buyer or such designee, as Buyer shall direct.
6. RISK OF LOSS.  Risk of loss to the Property shall remain with Seller until closing and transfer of possession; thereafter such risk of loss shall pass to Buyer.
7. ADJUSTMENTS TO PURCHASE PRICE.  Adjustments to the Purchase Price shall be made at Closing, as follows:
7.1
Seller’s Charges.  Seller shall pay in full: (i) all special assessments existing against the Property on the Closing Date, whether or not payable in installments; (ii) all taxes which are a lien on the Property up the Closing Date, other than general ad valorem taxes for the current calendar year; and (iii) the cost of any item of workmanship or material furnished on or prior to the Closing Date which is, or may become, a lien on the Property.

7.2
Pro-rations.  All pro-rations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date.  In each such pro-ration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Buyer and the portion thereof applicable to periods ending as of Closing shall be credited or charged to the applicable Seller.

(a)
General ad valorem taxes for the current calendar year shall be pro-rated between the applicable Seller and Buyer; provided, that if the amount of such taxes has not been fixed, such pro-rationing shall be based upon the rate of levy for the previous calendar year and the most current assessed value at time of Closing.

(b)
All rents and other sums due with respect to the Property earned and attributable to the period prior to the Closing Date shall be paid to Seller to the extent that the funds have been collected on or before the Closing Date.  Rents and other sums due with respect to any Property earned and attributable to the period on and subsequent to the Closing Date shall be paid to Buyer.

8. SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS.  Seller makes and renders the following representations and warranties to Buyer, which representations and warranties are true and correct as of the Effective Date, shall be true and correct on the Closing Date, and which shall survive the Closing (but not beyond any applicable statute of limitations), and with them Seller makes the covenants and agreements with Buyer:

8.1
Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to enter into and perform this Agreement.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part Seller, its board of directors and shareholders, if necessary, and all required consents and approvals have been duly obtained.  This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.  There is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement or would be breached by its execution, delivery or performance.

8.2
Notices.  To Seller’s knowledge (after reasonable inquiry), Seller has received no written notice (a) from any insurance broker, agent, carrier or underwriter that an uninsurable condition exists in, on or about the Property, nor (b) from any regulatory, governmental or administrative agency (i) indicating that the Property is not in compliance with all applicable building, earthquake, zoning, land use, environmental, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation and similar laws, statutes, rules, regulations and ordinances and all covenants, conditions and restrictions applicable to such Property; (ii) alleging that the Property is any violation of any law, statute, ordinance, rule, regulation, covenant, condition or restriction; or (iii) regarding any condemnation proceedings or proceedings to widen or realign any street adjacent to the Property or otherwise affecting any of them.

8.3
Environmental Matters.  To Seller’s knowledge, other than Hazardous Substances customarily used in the ordinary course of Seller’s business, which includes the proper use and disposal thereof in due course, no Hazardous Substances (hereinafter defined) have been incorporated, used, generated, manufactured, stored or disposed of in, on, under or about the Property or transferred thereto or therefrom, and there are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders, relating to the use, generation, manufacture, storage or disposal of any Hazardous Substances in, on, under or about the Property.  As used herein, “Hazardous Substances” means shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant in any Environmental Laws.  The term “Environmental Laws” shall mean any and all federal, state and local laws, ordinances, rules and regulations no win force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater.

8.4
No Litigation.  To Seller’s knowledge, there is no action, suit, claim, assessment or proceeding pending or threatened against or involving Seller or relating to the Property.  Seller shall advise Buyer promptly of the receipt by Seller of any written notice of any filed or threatened litigation, arbitration, mediation, condemnation, or administrative proceeding before any officer, court, board, governmental body or agency which could materially affect the right of Buyer to own, occupy, operate or lease the Property.

8.5
Insurance.  Seller has in force, and will continue to maintain in force until completion of the Closing, property insurance upon the Property, and commercial general liability insurance with respect to damage or injury to persons or property occurring on the

Property in at least such amounts and with the same deductibles as are maintained by Seller on the Effective Date.
8.6
Buyer Notification.  Seller shall immediately notify Buyer of any material changes concerning the Property, the representations and warranties contained in this Section 8, or in any other material information furnished to Buyer concerning the Property.

As used in this Section 8, the “knowledge of Seller” (or words to that effect) shall mean the actual knowledge of any of Scott Francis, Joe Hart and Don Kinison in their capacity as officers of Seller’s parent company (without duty to investigate, except when otherwise specifically provided herein).
9. BUYER’S REPRESENTATIONS, WARRANTIES AND COVENANTS.  Buyer makes and renders the following representations and warranties to Seller, which representations and warranties are true and correct as of the Effective Date, shall be true and correct on the Closing Date, and which shall survive the Closing (but not beyond any applicable statute of limitations), and with them Buyer makes the covenants and agreements with Seller:
9.1
Authority.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma and has full company power and authority to enter into and perform this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part Buyer, its members and managers, if necessary, and all required consents and approvals have been duly obtained.

9.2
Binding Agreement; No Conflict.  This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  There is no agreement to which Buyer is a party or that is binding on Buyer which is in conflict with this Agreement or would be breached by its execution, delivery or performance.

9.3	Seller Notification. Buyer shall immediately notify Seller of any material changes concerning the representations and warranties contained in this Section 9.
10. CONDITIONS PRECEDENT.
10.1
Buyer’s Conditions.  Buyer’s obligation to proceed to Closing and consummate the purchase and sale contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer of the following conditions:

(a)
Buyer shall have obtained a binding and irrevocable commitment, from one or more lenders (the “Lenders”) to provide financing the portion of the Purchase Price described in Section 2.1 which commitment shall not include or impose any terms or conditions which are unacceptable to Buyer;

(b)	All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and on the Closing Date;
(c)	Seller shall have duly performed all covenants, acts and agreements to be performed or complied with by it hereunder on or prior to the Closing Date;

(d)
The Title Company shall have irrevocably committed to Buyer in writing to issue an ALTA extended owner’s policy of title insurance, in form and content acceptable to Buyer, insuring Buyer’s fee simple title to the Property in an amount equal to the Purchase Price, and subject only to those title exceptions accepted or waived by Buyer pursuant to this Agreement and payment, at Closing, of the premium for such policy;

(e)
There shall be no pending or threatened action, suit, arbitration, mediation, claim, attachment, proceeding, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceeding against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement; and

(f)	There shall have been no material adverse change in the condition of the Property subsequent to close of the Inspection Period.
10.2
Seller’s Conditions. Seller’s obligation to proceed to Closing and consummate the purchase and sale contemplated by this Agreement shall be subject to satisfaction, or waiver by Seller, of the following conditions:

(a)	All representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and on the Closing Date;
(b)	Seller shall have duly performed all covenants, acts and agreements to be performed or complied with by it hereunder on or prior to the Closing Date; and
(c)
There shall be no pending or threatened action, suit, arbitration, mediation, claim, attachment, proceeding, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceeding against the Buyer that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.

11. BROKERS AND AGENTS.  All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly with Buyer by Seller without the intervention or immediate assistance of any broker, finder, agent, or other third party.  Wherefore, each party represents to the other that it has employed no broker, agent or sales representative to whom any commission, compensation or other remuneration is due in respect of this transaction, and each party hereby agrees to indemnify and hold the other harmless from any liability for payment of any such commission, compensation or remuneration to any such broker, agent or representative with respect to this transaction.
12. CLOSING COSTS.  All costs and expenses of the Closing shall be allocated to and paid by the parties as follows:
12.1	Seller’s Costs. Seller shall pay the following items at or before Closing:
(a)	All costs of obtaining and providing the specified Title Evidence;

(b)	The cost of any title curative action undertaken by Seller and recording fees, if any, associated therewith;
(c)	The cost of preparation of the Deed conveying title to the Property to Buyer and of all associated documentary tax stamps;
(d)	Seller’s charges specified in Section 7.1 hereof and Seller’s share of any pro-rations specified in Section 7.2;
(e)	One-half (1/2) of any escrow and closing fees of the Closing Agent; and
(f)	All fees and expenses of Seller’s attorneys.
12.2	Buyer’s Costs. Buyer shall pay the following items at Closing:
(a)	The cost of all inspections, document examination and due diligence conducted by Buyer with respect to the Property;
(b)	The premium due for any owner’s or mortgagee’s policy of title insurance to be purchased by Buyer;
(c)	Recording fees associated with recordation of the Deed;
(d)	Buyer’s share of any pro-rations specified in Section 7.2;
(e)	One-half (1/2) of any escrow and closing fees of the Closing Agent; and
(f)	All fees and expenses of Buyer’s attorney.
13. DELIVERIES AT CLOSING.  The parties shall deliver the following items at Closing:
13.1	Buyer’s Deliveries. At Closing, Buyer shall deliver to Seller, in form and content satisfactory to Seller, the following items:
(a)	The portion of the Purchase Price described in Section 2.1;
(b)	A lease of the Property from Buyer (as lessor) to Seller (as lessee) in the form set forth on Exhibit “B” (the “Lease”) executed by Buyer;
(c)
A letter or other agreement from Buyer and from Buyer’s lender agreeing to terminate the guarantee of the Lease by Seller or any of Seller’s affiliates upon Buyer’s (or its affiliate’s) acquisition of the equity of Seller or any of Seller’s affiliates;

(d)	A promissory note from Buyer to Seller in the form set forth on Exhibit “C” (the “Note”) executed by Buyer regarding the payment of the portion of the Purchase Price described in Section 2.2;
(e)	A guaranty of the Note from David Chymiak and from the David E.Chymiak Trust in the form set forth on Exhibit “D” executed by such guarantors; and
(f)	Such other instruments and documents as Seller or the Closing Agent shall deem necessary to validly consummate the transactions contemplated hereby.
13.2	Seller’s Deliveries. At Closing, Seller shall deliver to Buyer, in form and content acceptable to Buyer, the following items:
(a)	The Deed conveying fee simple title to the Property to Buyer or its designee;
(b)	The Lease executed by Seller;
(c)	An assignment of any lease and other assignable contract, if such assignment is agreed to by Buyer, affecting the Property, as of the Closing Date;
(d)
A “Bills Paid/No Liens Affidavit” executed by Seller and acceptable to Buyer and the Closing Agent, if any, verifying that there are no unpaid bills for labor performed, materials supplied or services rendered for or upon the Property, at Seller’s behest, prior to Closing which could give rise to a materialman’s or mechanic’s lien on the Property;

(e)
A Non-Foreign Person Affidavit from Seller stating, under penalty of perjury, that Seller is not a “foreign person” as that term is defined in Section 1445 of the U. S. Internal Revenue Code of 1986, as amended;

(f)	All keys to the buildings located on the Property; and
(g)	Such other instruments and documents as Buyer or the Closing Agent may reasonably deem necessary to validly consummate the transactions contemplated hereby.
14. DEFAULT AND REMEDIES.
14.1
Buyer’s Default.  If, after all of Buyer’s conditions to closing have been either satisfied, or waived by Buyer, and, then, within five (5) days after the Closing Date (subject to extensions set forth herein), Buyer fails to make any payment due or to perform any of Buyer’s other obligations under this Agreement, then, Seller may, at its option, (a) cancel and terminate this Agreement or (b) pursue any other legal or equitable remedy for the breach of this Agreement by Buyer.

14.2	Seller’s Default. If, Seller’s conditions to closing having been either satisfied, or waived by Seller, Buyer performs all of Buyer’s obligations hereunder and Seller breaches this Agreement, or fails to perform any of its obligations hereunder, Buyer shall be entitled (a) to cancel and terminate this Agreement or (b) to pursue any other available legal or equitable remedy for such breach of this Agreement by Seller.

14.3
Attorney Fees/Litigation Expenses.  In the event any litigation or controversy arises out of or in connection with this Agreement between the parties, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys’ fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

15. LIKE-KIND EXCHANGE.  Seller may wish to use a financial intermediary to receive the proceeds of this sale and use all or part thereof to acquire other property in a tax-deferred like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.  In the event that Seller makes such an election, the parties agree to cooperate in connection with such like-kind exchange; provided, however, Buyer shall have no obligation to incur (or pay) any costs or expenses in connection with such cooperation, all of which Seller will specifically indemnify Buyer from and against, nor shall such election change in any respect, any of the terms, covenants or conditions of this Agreement, nor delay the Closing.
16. NOTICES.  Any notices required or permitted to be given by this Agreement shall be in writing and deemed given when (a) personally delivered (with written confirmation of receipt); (b) one day after being sent by a recognized overnight courier (with receipt); (c) on the next business day sent by facsimile or email.PDF document (with confirmation of transmission) if sent during normal business hours of the recipient; or (d) if mailed, three (3) days after having been deposited with the United States postal service, postage prepaid and certified, return receipt requested, addressed to the parties as follows:
If to Seller: NCS Industries, Inc.
1221 E. Houston
Broken Arrow, OK 74012
Attn: Scott Francis
Email: sfrancis@addvantagetech.com
Fax: 918-251-0792

If to Buyer: David Chymiak LLC
21553 E. Apache St.
Catoosa, OK 74015
Attn: David Chymiak, Manager
Email: dave@tulsat.com
Fax: (918) 258-7658
17. EFFECT; MODIFICATION.  When executed by both Seller and Buyer this Agreement shall be binding upon and inure to the benefit of Seller and Buyer, their respective successors and assigns.  This Agreement sets forth the complete understanding of Seller and Buyer with respect to the subject matter hereof superseding all previous or contemporaneous negotiations, representations, and agreements between them.  This Agreement may only be amended or modified by a written agreement signed by Seller and Buyer.
18. ASSIGNMENT.  Buyer may transfer and assign all or part of this Agreement without the consent of Seller, provided that Buyer provide Seller with written notice of such transfer and assignment, and Buyer shall not be released from any liability or obligation under this Agreement.

19. APPLICABLE LAW.  This Agreement shall be construed and interpreted in accordance with the laws of State of Oklahoma.
20. SEVERABILITY.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.
21. CAPTIONS; INTERPRETATION.  Captions in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.  Where required for proper interpretation, words in the singular shall include the plural, words of any gender shall include all genders and the word “person” shall be construed to include a natural person, corporation, firm, limited liability company, partnership, joint venture, trust, estate or any other entity.
22. TIME; TIME PERIODS.  Time is of the essence with respect to every provision of this Agreement.  If the date upon which the Inspection Period expires, or the Closing or any other date or time period provided for in this Agreement is or ends on a day other than a business day, then such date shall automatically be extended until the next business day.  As used herein, “business day” means a day which is not a Saturday, Sunday, or a federal, state or other legal holiday in which Closing Agent in not open for business.
23. NO WAIVER.  No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy.
24. COUNTERPARTS.  This Agreement may be executed in one or more original, facsimile and/or “.PDF” counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.
“Buyer” “Seller”
David Chymiak LLC NCS Industries, Inc.

By: /s/ David Chymiak                           By: /s/ Scott Francis
Name: David Chymiak                          Name: Scott Francis
Title: President                              Title: Treasurer

Acknowledgment by Closing Agent

The undersigned hereby acknowledges its receipt of the Agreement and consents to serve as Closing Agent and Title Company in accordance with the terms of the Agreement.

“Closing Agent”

OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

By: ________________________________
Name: ________________________________
Title: ________________________________
Date: ________________________________

Exhibit “A”

The Property

ALL THAT CERTAIN unit in the property known, named and identified as Ivywood II Condominium, located in the Township of Warminster, County of Bucks and Commonwealth of Pennsylvania, which has heretofore been submitted to the provisions of the Pennsylvania Uniform Condominium Act P.L. 286, No. 82 by the Recording of a Declaration of Ivywood II Condominium, dated 2/1/2001 recorded 2/5/2001 in Land Record Book 2217 page 868, being Unit Nos. 11, 12, 13 and 14.

TOGETHER with a proportionate undivided interest in the Common Elements as defined in such Declaration.

BEING County Parcel Numbers 49-9-95-6-11; 49-9-95-6-12; 49-9-95-6-13 and 49-9-95-6-14.

Exhibit “B”

Form of Lease

[see attached]

Exhibit “C”

Form of Note

[see attached]

Exhibit “D”

Form of Guaranty

[see attached]